Exhibit 3.1 - Certificate of Incorporation

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that PLATA RESOURCES, INC., did on July 17, 2007, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my
hand and affixed the Great Seal of State, at my office
on July 18, 2007.

            (Seal of State of Nevada)                               ROSS MILLER

                                    ROSS MILLER
                                    Secretary of State

                                                    By: Sandra A. Kraatz
                                                Certification Clerk